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CALCULATION OF REGISTRATION FEE

Class of securities offered	Maximum aggregate offering price	Amount of Registration Fee(1)

Depositary Shares (each representing a 1/40th interest in a share of Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series D)	$100,000,000	$12,880

(1)
The filing fee of $12,880 is calculated in accordance with Rule 457(o) and 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-191981

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 30, 2013)

4,000,000 Depositary Shares Each Representing a 1/40th
Interest in a Share of 6.750% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series D

                  We are offering 4,000,000 depositary shares each representing a 1/40th ownership interest in a share of 6.750% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series D, $1.00 par value, with a liquidation preference of $1,000 per share (equivalent to $25.00 per depositary share) (the "Preferred Stock"). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

                  For a discussion of certain risks that you should consider in connection with an investment in the depositary shares, see "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012, and all subsequent filings under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as well as the additional risk factors contained in this prospectus supplement beginning on page S-14.

                  We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of the board, out of funds legally available to pay dividends, (i) from the date of issuance of the Preferred Stock to, but excluding, November 7, 2023, at an annual rate of 6.750% on the liquidation preference amount of $1,000 per share of Preferred Stock, quarterly in arrears, on February 7, May 7, August 7 and November 7 of each year (each, a "dividend payment date"), beginning on February 7, 2014, and (ii) from, and including, November 7, 2023, at an annual rate equal to three-month LIBOR plus 4.052% on the liquidation preference amount of $1,000 per share of Preferred Stock, quarterly in arrears, on each dividend payment date, beginning on February 7, 2024.

                  Dividends on the Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of the board does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board declares a dividend on the Preferred Stock for any future dividend period.

                  We may redeem the Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after November 7, 2023 or (ii) in whole but not in part, at any time within 90 days following a Regulatory Capital Event (as defined herein), in each case at a cash redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to but excluding the redemption date. If we redeem the Preferred Stock, the depositary will redeem a proportionate number of depositary shares.

                  The Preferred Stock will not have any voting rights, except as set forth under "Description of Preferred Stock—Voting Rights" on page S-27.

                  Neither the Preferred Stock nor the depositary shares are deposits or other obligations of a bank or are insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other government or deposit insurance agency of the United States, Canada or any other jurisdiction. We are not subject to regulation by the office of the Superintendent of Financial Institutions (Canada).

                  Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of the depositary shares or Preferred Stock or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public Offering Price	$25.00000	$100,000,000
Underwriting Discounts and Commissions(1)	$0.48122	$1,924,875
Proceeds (before expenses)	$24.51878	$98,075,125

(1)
Reflects 2,970,000 depositary shares sold to institutional investors, for which the underwriters received an underwriting discount of $0.3750 per share and 1,030,000 depositary shares sold to retail investors for which the underwriters received an underwriting discount of $0.7875 per share.

                  The underwriters expect to deliver the depositary shares to purchasers in book-entry form through the facilities of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, a société anonyme ("Clearstream"), on or about November 7, 2013.

                  We intend to apply to list the depositary shares on the New York Stock Exchange under the symbol "CYNPRD". If the application is approved, trading of the depositary shares on the New York Stock Exchange is expected to commence within 30 days after they are first issued.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.	J.P. Morgan	Barclays

Co-Manager

RBC Capital Markets

The date of this prospectus supplement is October 31, 2013

Prospectus Supplement

About This Prospectus Supplement

              This document consists of two parts. The first is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information" in the accompanying prospectus and in "Incorporation of Certain Documents by Reference" in this prospectus supplement.

              Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to "City National," "we," "us," "our" or similar references mean City National Corporation and its successors. References to City National Corporation and its subsidiaries, on a consolidated basis, are specifically made where applicable.

              If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

              Currency amounts in this prospectus supplement and the accompanying prospectus are stated in U.S. dollars.

              You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

              We are offering to sell the depositary shares and the Preferred Stock only in places where sales are permitted. We are not, and the underwriters are not, making an offer to sell the depositary shares or the Preferred Stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference herein or in the accompanying prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the depositary shares or the Preferred Stock and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Cautionary Statement Regarding Forward-Looking Information

              We have made forward-looking statements about City National in this document and in the documents that have been or may be incorporated by reference into this document, for which City National claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. These statements are made based on the beliefs and assumptions of our management, and on information available to management, at the time of the applicable statement. Forward-looking statements are typically identified by words such as "may," "could," "should," "pro forma," "looking forward," "will," "would," "believe," "expect," "hope," "anticipate," "estimate," "intend," "plan," "strive," "hopefully," "try," "assume" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

              A number of factors, many of which are beyond City National's ability to control or predict, could cause future results to differ materially from those contemplated by such forward looking statements. These factors include (1) changes in general economic, political, or industry conditions and the related credit and market conditions and the impact they have on City National and its customers, including changes in consumer spending, borrowing and savings habits, (2) the impact on financial markets and the economy of the level of U.S. and European debt, (3) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System, (4) continued delay in the pace of economic recovery and continued stagnant or decreasing employment levels, (5) the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated or remaining to be promulgated by supervisory and oversight agencies implementing the legislation, taking into account that the precise timing, extent and nature of such rules and regulations and the impact on City National is uncertain, (6) the impact of revised capital requirements under Basel III, (7) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities, (8) volatility in the municipal bond market, (9) changes in the level of nonperforming assets, charge-offs, other real estate owned and provision expense, (10) incorrect assumptions in the value of the loans acquired in FDIC-assisted acquisitions resulting in greater than anticipated losses in the acquired loan portfolios exceeding the losses covered by the loss-sharing agreements with the FDIC, (11) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources, (12) City National's ability to attract new employees and retain and motivate existing employees, (13) increased competition in City National's markets and our ability to increase market share and control expenses, (14) changes in the financial performance and/or condition of City National's customers, or changes in the performance or creditworthiness of our customers' suppliers or other counterparties, which could lead to decreased loan utilization rates, delinquencies or defaults and could negatively affect customers' ability to meet certain credit obligations, (15) a substantial and permanent loss of either client accounts and/or assets under management at City National's investment advisory affiliates or its wealth management division, (16) soundness of other financial institutions which could adversely affect City National, (17) protracted labor disputes in City National's markets, (18) the impact of natural disasters, terrorist activities or international hostilities on the operations of our business or the value of collateral, (19) the effect of acquisitions and integration of acquired businesses and de novo branching efforts, (20) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, (21) the impact of cyber security attacks or other disruptions to City National's information systems and any resulting compromise of data or disruptions in service, and (22) the success of City National at managing the risks involved in the foregoing.

              If one or more of the factors affecting City National's forward-looking statements proves incorrect, the actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements. The effects of the factors described above are difficult to predict. Factors other than those described above also could adversely affect City National, and investors should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time and management cannot assess the impact of any such factor on City National's business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document or the applicable document incorporated by reference and City National undertakes no obligation to update any forward-looking information and statements, whether written or oral, to reflect any change. All forward-looking statements attributable to the Company are expressly qualified by these cautionary statements.

              For a more complete discussion of these risks and uncertainties, see City National's Annual Report on Form 10-K for the year ended December 31, 2012, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, and June 30, 2013, particularly, Item 1A, titled "Risk Factors," in the Annual Report.

 Incorporation of Certain Documents by Reference

              The SEC allows us to incorporate information in this document by reference to other documents filed separately with the SEC. This means that City National can disclose important information to you by referring you to those other documents. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the website is www.sec.gov. The reports and other information filed by City National with the SEC are also available at our Internet website, www.cnb.com. We have included the web addresses of the SEC and City National as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this prospectus supplement or the accompanying prospectus.

              This document incorporates by reference the documents listed below that we previously filed with the SEC. They contain important information about City National and its financial condition.

Filing	Period or date filed
Annual Report on Form 10-K	Year ended December 31, 2012
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2013 and June 30, 2013
Current Reports on Form 8-K	Filed with the SEC on January 28, 2013, April 22, 2013, June 25, 2013 and September 30, 2013

              In addition, City National also incorporates by reference additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), between the date of this document and the date of the termination of the offer being made pursuant to this prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Notwithstanding the foregoing, City National is not incorporating any document or information that is furnished rather than filed with the SEC.

              Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

              Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. We will provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus supplement or the accompanying prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) and a copy of any or all other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus. You may request a copy of these filings at the address and telephone number set forth below.

              In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about City National. The agreements may contain representations and warranties by City National or other parties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

              Documents incorporated by reference are available from City National without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this prospectus supplement or the accompanying prospectus. You can obtain documents incorporated by reference in this prospectus supplement or the accompanying prospectus by requesting them in writing or by telephone at the following address:

City National Corporation
555 South Flower Street, 9th Floor
Los Angeles, California 90071
Attention: Investor Relations
(213) 673-7615

Summary (Including Conflicts of Interest)

              The following information about this offering summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and in the accompanying prospectus, and the documents incorporated herein and therein by reference. This summary is not complete and does not contain all of the information that you should consider before investing in the depositary shares. You should pay special attention to the "Risk Factors" section of this prospectus supplement to determine whether an investment in the depositary shares is appropriate for you.

 About City National Corporation

              City National Corporation is a bank holding company and financial holding company incorporated under the laws of the State of Delaware and registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. City National's primary subsidiary is City National Bank. Through City National Bank, City National provides banking, investment and trust services through 77 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta. At June 30, 2013, City National had consolidated total assets of approximately $27.38 billion, total deposits of approximately $23.65 billion, total equity of approximately $2.54 billion, loan and lease balances of approximately $15.82 billion (excluding covered loans) and assets under management or administration (excluding minority-owned asset managers) of $59.76 billion.

              City National common stock is listed on the New York Stock Exchange under the symbol "CYN."

              City National's principal executive offices are located at City National Plaza, 555 South Flower Street, Los Angeles, California 90071, and its telephone number is (213) 673-7700.

Recent Developments

              On October 24, 2013, City National announced its unaudited preliminary consolidated financial results for the third quarter of 2013. City National reported net income attributable to City National Corporation of $63.6 million for the third quarter of 2013 compared with $59.8 million for the third quarter of 2012.

              The tables below present highlights of City National's unaudited preliminary consolidated financial results:

FINANCIAL RESULTS (Unaudited)
Dollars in millions

	Three Months Ended
	September 30, 2013	September 30, 2012	June 30, 2013
Interest income	$228	$225	$217
Interest expense	14	15	14
Net interest income	214	210	203
Net interest income (fully taxable equivalent)	220	215	208
Total revenue	303	317	285
Provision for credit losses on loan and leases, excluding covered loans	—	2	—
Provision for losses on covered loans	2	18	(12)
Net income attributable to City National Corporation	64	60	60

 BALANCE SHEET DATA (unaudited)
Dollars in millions

	September 30, 2013	September 30, 2012	June 30, 2013
Assets	$29,059	$26,252	$27,380
Core Deposits	24,685	21,828	23,004
Deposits	25,237	22,512	23,652
Short-term borrowings	3	212	3
Long-term debt	719	706	707
Shareholders' equity	2,588	2,330	2,545

              On October 29, 2013, Moody's Investors Service placed the long-term ratings of City National and City National Bank on review for downgrade, indicating that it would be reviewing City National's lower profitability relative to similarly rated peers, and whether this can be offset by better expense management or other characteristics such as lower risk profile.

 The Offering

              The following description contains basic information about the depositary shares, the Preferred Stock and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the depositary shares. For a more complete understanding of the depositary shares and the Preferred Stock, you should read "Description of Preferred Stock" and "Description of Depositary Shares" in this prospectus supplement.

Issuer	City National Corporation
Securities Offered

4,000,000 depositary shares each representing a 1/40th ownership interest in a share of 6.750% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series D, $1.00 par value, with a liquidation preference of $1,000 per share (equivalent to $25.00 per depositary share) of City National (the "Preferred Stock"). Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We reserve the right to re-open this series of Preferred Stock and issue additional shares of the Preferred Stock and depositary shares representing the Preferred Stock either through public or private sales at any time and from time to time without the consent of the holders of the Preferred Stock, provided that such additional shares of Preferred Stock and depositary shares representing the Preferred Stock would be treated as fungible with the original shares of Preferred Stock and depositary shares for U.S. federal income tax purposes. The additional shares of Preferred Stock, and the depositary shares representing such Preferred Stock, would form a single series with the shares of Preferred Stock and the depositary shares offered by this prospectus supplement.

Dividends

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of the board, out of funds legally available to pay dividends, (i) from the date of issuance of the Preferred Stock to, but excluding November 7, 2023, at an annual rate of 6.750% on the liquidation preference amount of $1,000 per share of Preferred Stock, quarterly in arrears, on February 7, May 7, August 7 and November 7 of each year (each, a "dividend payment date"), beginning on February 7, 2014, and (ii) from, and including, November 7, 2023, at an annual rate equal to three-month LIBOR plus 4.052% on the liquidation preference amount of $1,000 per share of Preferred Stock, quarterly in arrears, on each dividend payment date, beginning on February 7, 2024. Upon the payment of any dividends on the Preferred Stock, holders of depositary shares will receive a related proportionate payment.

Dividends on the Preferred Stock will not be cumulative and will not be mandatory. If a dividend is not declared on the Preferred Stock for any dividend period prior to the related dividend payment date, then no dividend will accrue or accumulate for such dividend period, and City National will have no obligation to pay a dividend for that dividend period on the related dividend payment date or at any time in the future, whether or not dividends are declared for any future dividend period. A "dividend period" means the period from, and including, each dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial dividend period, which will be the period from, and including, the date of issuance of the Preferred Stock to, but excluding, the first dividend payment date.

If a dividend on the Preferred Stock is declared for any dividend period ending prior to November 7, 2023, such dividend will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a dividend on the Preferred Stock is declared for any dividend period beginning on or after November 7, 2023, such dividend will be calculated on the basis of a 360-day year and the actual number of days elapsed.

Dividend Payment Dates

Dividends on the Preferred Stock will be payable when, as, and if declared by our board of directors or a duly authorized committee of our board, out of funds legally available to pay dividends, quarterly in arrears, on February 7, May 7, August 7 and November 7 of each year (each a "dividend payment date"), beginning on February 7, 2014. In the event that any dividend payment date on or prior to November 7, 2023 is not a business day (as defined in "Description of Preferred Stock—Dividends" below), then payment of any dividend payable on such date will be made on the next succeeding business day, and without any interest or other payment in respect of any such postponement. In the event that any dividend payment date after November 7, 2023 is not a business day, then payment of any dividend payable on such date will be made on the next succeeding business day and dividends will accrue to the actual dividend payment date unless that day falls in the next calendar month, in which case the dividend payment date will be the immediately preceding business day.

Optional Redemption

The Preferred Stock is perpetual and has no maturity date. City National may redeem the Preferred Stock, (i) in whole or in part, from time to time, on any dividend payment date on or after November 7, 2023 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined below), in each case at a cash redemption price equal to $1,000 per share of Preferred Stock (equivalent to $25.00 per depositary share) plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to but excluding the redemption date. If City National redeems the Preferred Stock, the depositary will redeem a proportionate number of depositary shares.

Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor bank regulatory authority that may become our appropriate federal banking agency, the "Federal Reserve") and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock. Neither the holders of the Preferred Stock nor the holders of the depositary shares will have the right to require redemption of the Preferred Stock.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends before we make any distribution of assets to the holders of our common stock or any other class or series of shares of junior stock. Distributions will be made only to the extent of City National's assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock and pro rata as to the Preferred Stock and any other shares of our stock ranking equally as to such distribution.

Voting Rights

The holders of the Preferred Stock do not have voting rights, except (i) as specifically required by law; (ii) in the case of certain dividend non-payments; (iii) with respect to the issuance of senior capital stock of City National; and (iv) with respect to changes to City National's organizational documents that would adversely affect the voting powers, preferences or special rights of the Preferred Stock. See "Description of Preferred Stock—Voting Rights" below. Holders of depositary shares must act through the depositary to exercise any voting rights, as described under "Description of Depositary Shares—Voting the Preferred Stock" below.

Ranking

Shares of the Preferred Stock will rank senior to our common stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Preferred Stock, and all other parity stock), with respect to distributions upon liquidation, dissolution or winding up. The Preferred Stock will rank senior to City National's common stock as to payment of dividends to the extent set forth in the instrument creating the Preferred Stock, which provides that unless full dividends on the Preferred Stock for the preceding dividend period have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside, City National will not declare or pay any dividend on its common stock or any other class or series of junior stock. The Preferred Stock will rank equally with City National's outstanding 5.50% Non-Cumulative Perpetual Preferred Stock, Series C, $1.00 par value per share (the "Series C Preferred Stock") as to payment of dividends and distribution of assets upon the liquidation, dissolution or winding up of City National. See "Description of Preferred Stock—Ranking." We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after satisfaction of all claims for indebtedness and other non-equity claims) and pro rata as to the Series C Preferred Stock and any other stock ranking on parity with the Preferred Stock.

No Maturity

The Preferred Stock does not have any maturity date, and we are not required to redeem the Preferred Stock. Accordingly, the Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and receive prior approval of the Federal Reserve to do so.

Preemptive and Conversion Rights	None.
Tax Consequences	For discussion of the tax consequences relating to the depositary shares, see "Certain U.S. Federal Income Tax Considerations" in this prospectus supplement.
Use of Proceeds

We estimate that the net proceeds of this offering will be approximately $97,475,125 after deducting underwriting commissions and offering expenses. We expect to use the net proceeds from the sale of our depositary shares for general corporate purposes, which may include: advances to our subsidiaries to finance their activities, repayment of outstanding indebtedness, and repurchases and redemptions of issued and outstanding securities of City National and its subsidiaries. The precise amounts and timing of our use of the net proceeds will depend upon our and our subsidiaries' funding requirements and the availability of other funds. Pending our use of the net proceeds from this offering as described above, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments.

Risk Factors

Please refer to "Risk Factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the depositary shares.

Listing

We intend to apply to list the depositary shares on the New York Stock Exchange under the symbol "CYNPRD." If the application is approved, trading of the depositary shares on the New York Stock Exchange is expected to commence within 30 days after they are first issued.

Depositary, Transfer Agent & Registrar	Computershare Trust Company, N.A.
Conflicts of Interest

Our subsidiary, City National Securities, Inc., is a member of the Financial Industry Regulatory Authority ("FINRA") and is participating in the distribution of the depositary shares. The distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm's participation in the distribution of securities of an affiliate. In accordance with Rule 5121, no FINRA member firm may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including City National Securities, Inc., may use this prospectus supplement and the attached prospectus in connection with offers and sales of the depositary shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

 Selected Financial Information

              The following is selected financial data for City National for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 and the six months ended June 30, 2013 and June 30, 2012. The summary below should be read in conjunction with City National's consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2012, and the condensed consolidated financial statements and notes thereto included in City National's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of or for the six months ended June 30,		As of or for the year ended December 31,
(in thousands, except per share amounts)(1)	2013	2012	2012	2011	2010	2009	2008
Statement of Income Data:
Interest income	$432,795	$443,481	$886,551	$843,090	$830,196	$709,077	$784,688
Interest expense	28,803	26,289	55,715	70,100	99,871	85,024	184,792
Net interest income	403,992	417,192	830,836	772,990	730,325	624,053	599,896
Provision for credit losses on loans and leases, excluding covered loans	—	1,000	10,000	12,500	103,000	285,000	127,000
Provision for losses on covered loans	(2,035)	20,759	45,346	43,646	76,218	—	—
Noninterest income	175,737	150,468	357,603	341,867	361,375	292,197	266,984
Noninterest expense	422,769	395,236	825,138	805,095	751,330	581,087	587,763
Income before taxes	158,995	150,665	307,955	253,616	161,152	50,163	152,117
Income taxes	46,683	48,990	98,822	77,561	26,055	(1,886)	41,783
Net income	$112,312	$101,675	$209,133	$176,055	$135,097	$52,049	$110,334
Less: Net income attributable to noncontrolling interest	1,048	652	1,084	3,634	3,920	710	5,378
Net income attributable to City National Corporation	$111,264	$101,023	$208,049	$172,421	$131,177	$51,339	$104,956
Less: Dividends and accretion on preferred stock	4,812	—	—	—	5,702	25,903	2,445
Net income available to common shareholders	$106,452	$101,023	$208,049	$172,421	$125,475	$25,436	$102,511
Per Common Share Data:
Net income per common share, basic	1.95	1.88	3.85	3.24	2.38	0.50	2.12
Net income per common share, diluted	1.94	1.87	3.83	3.21	2.36	0.50	2.11
Dividends per common share	0.25	0.50	1.50	0.80	0.40	0.55	1.92
Book value per common share	44.16	42.70	43.89	40.86	37.51	34.74	33.52
Shares used to compute net income per common share, basic	53,919	52,923	53,211	52,439	51,992	50,272	47,930
Shares used to compute net income per common share, diluted	54,280	53,217	53,475	52,849	52,455	50,421	48,196
Balance Sheet Data—At Period End:
Assets	$27,379,502	$24,801,973	$28,618,492	$23,666,291	$21,353,118	$21,078,757	$16,455,515
Securities	8,597,199	8,028,695	10,719,451	8,101,556	5,976,072	4,461,060	2,440,468
Loans and leases, excluding covered loans	15,819,252	13,507,209	14,818,295	12,309,385	11,386,628	12,146,908	12,444,259
Covered loans(2)	867,996	1,260,135	1,031,004	1,481,854	1,857,522	1,851,821	—
Interest-earning assets	25,732,521	23,179,647	26,937,396	22,090,781	19,667,137	19,055,189	15,104,199
Core deposits	23,003,993	20,341,833	22,937,859	19,727,968	17,294,342	15,728,847	11,210,091
Deposits	23,651,757	21,109,052	23,502,355	20,387,582	18,176,862	17,379,448	12,652,124
Common shareholders' equity	2,374,848	2,255,365	2,335,398	2,144,849	1,959,579	1,790,275	1,614,904
Total equity	2,544,768	2,255,365	2,505,318	2,144,849	1,984,718	2,012,764	2,030,434

	As of or for the six months ended June 30,		As of or for the year ended December 31,
(in thousands, except per share amounts)(1)	2013	2012	2012	2011	2010	2009	2008
Balance Sheet Data—Average Balances:
Assets	$27,588,708	$24,003,722	$25,236,172	$22,527,750	$21,156,661	$17,711,495	$16,028,821
Securities	9,329,014	7,842,321	8,495,746	6,634,547	4,677,306	3,327,235	2,398,285
Loans and leases, excluding covered loans	15,123,447	12,779,080	13,285,220	11,698,388	11,576,380	12,296,619	12,088,715
Covered loans(2)	949,370	1,389,877	1,268,513	1,699,182	1,940,316	66,470	—
Interest-earning assets	25,932,610	22,435,920	23,564,106	20,842,016	19,269,707	16,315,487	14,670,167
Core deposits	22,133,118	19,867,980	20,937,260	18,512,261	16,757,396	13,048,724	10,600,180
Deposits	22,766,840	20,582,821	21,628,868	19,305,703	17,868,392	14,351,898	11,899,642
Common shareholders' equity	2,387,970	2,201,579	2,260,740	2,058,269	1,902,846	1,745,101	1,636,597
Total equity	2,557,890	2,201,579	2,283,489	2,076,721	1,961,109	2,160,922	1,706,092

	As of or for the six months ended June 30,		As of or for the year ended December 31,
(in thousands, except per share amounts)(1)	2013	2012	2012	2011	2010	2009	2008
Asset Quality:
Nonaccrual loans, excluding covered nonaccrual loans	$76,673	$98,656	$99,787	$112,026	$190,923	$388,707	$211,142
Covered nonaccrual loans	—	422	—	422	2,557	—	—
OREO, excluding covered OREO	19,676	34,667	21,027	30,790	57,317	53,308	11,388
Covered OREO	41,801	82,834	58,276	98,550	120,866	60,558	—

Total nonaccrual loans and OREO	$138,150	$216,579	$179,090	$241,788	$371,663	$502,573	$222,530

Performance Ratios:
Return on average assets	0.81%	0.85%	0.82%	0.77%	0.62%	0.29%	0.65%
Return on average common shareholders' equity	8.99	9.23	9.20	8.38	6.59	1.46	6.26
Net interest spread	2.92	3.53	3.30	3.47	3.45	3.41	3.27
Net interest margin	3.22	3.83	3.61	3.79	3.86	3.91	4.20
Period-end common shareholders' equity to period-end assets	8.67	9.09	8.16	9.06	9.18	8.49	9.81
Period-end equity to period-end assets	9.29	9.09	8.75	9.06	9.29	9.55	12.34
Dividend payout ratio, per common share	12.85	26.56	38.96	24.64	16.75	107.80	90.61
Expense to revenue ratio	70.21	65.23	65.29	65.53	62.45	61.70	66.80
Asset Quality Ratios(3):
Nonaccrual loans to total loans and leases	0.48%	0.73%	0.67%	0.91%	1.68%	3.20%	1.70%
Nonaccrual loans and OREO to total loans and leases and OREO	0.61	0.98	0.81	1.16	2.17	3.62	1.79
Allowance for loan and lease losses to total loans and leases	1.83	2.00	1.88	2.13	2.26	2.38	1.80
Allowance for loan and lease losses to nonaccrual loans	378.12	273.21	278.48	234.37	134.61	74.22	106.11
Net recoveries (charge-offs) to average total loans and leases	0.16	0.11	0.05	(0.05)	(1.13)	(1.84)	(0.57)
Capital Ratios:
Risk-based capital ratios
Tier 1	9.74%	9.58%	9.41%	10.26%	10.52%	12.20%	11.71%
Total	12.78	12.91	12.52	12.83	13.28	15.15	13.40
Tier 1 leverage ratio	7.00	6.74	6.60	6.77	6.74	9.48	10.44

(1)
Certain prior period balances have been reclassified to conform to current period presentation.

(2)
Covered loans represent acquired loans that are covered under loss-sharing agreements with the FDIC.

(3)
Excludes covered assets, which consists of acquired loans and OREO that are covered under loss-sharing agreements with the FDIC.

Risk Factors

              Your investment in the depositary shares involves risks. This prospectus supplement does not describe all of those risks. Before purchasing any of the depositary shares, you should carefully consider the following risk factors, which are specific to the depositary shares being offered, as well as the risks and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion under "Item 1A—Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012, as such discussion may be amended or updated in other reports filed by us with the SEC.

Risks Relating to the Depositary Shares and the Preferred Stock

You are making an investment decision about both the depositary shares and the Preferred Stock, which are different securities.

              As described in this prospectus supplement, we are issuing depositary shares representing fractional interests in shares of Preferred Stock. The depositary will rely solely on the payments it receives on the Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities because their rights and privileges are different.

Our ability to pay dividends on the Preferred Stock may be limited by federal regulatory considerations.

              As a bank holding company, City National's ability to declare and pay dividends is primarily dependent on the receipt of dividends and other distributions from our subsidiaries. The principal source of our liquidity at the parent company level is dividends from City National Bank, which is subject to various statutory and regulatory limitations on the ability to pay dividends or make other capital distributions. The amount available for dividend payments by City National Bank to the parent company without prior regulatory approval was approximately $330.6 million at June 30, 2013.

We may be able to redeem the Preferred Stock prior to the dividend payment date on November 7, 2023.

              By its terms, the Preferred Stock may be redeemed by City National prior to the dividend payment date on November 7, 2023 upon the occurrence of certain events involving the capital treatment of the Preferred Stock. In particular, upon City National's determination in good faith that an event has occurred that would constitute a Regulatory Capital Event (as defined below), City National may, at its option, redeem in whole but not in part the shares of the Preferred Stock, subject to regulatory approval. See "Description of Preferred Stock—Optional Redemption" below.

              The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") requires federal banking agencies to establish more stringent risk-based capital requirements and leverage limits applicable to banks and bank holding companies. In July 2013, the Federal Reserve, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency issued a joint final rulemaking (the "July JFR"), addressing, among other matters, Section 171 of the Dodd-Frank Act and the agreement reached with the Basel Committee on Banking Supervision (Basel III). The July JFR implements a revised definition of regulatory capital, a new common equity Tier 1 minimum capital requirement, a higher minimum Tier 1 capital requirement, and, for banking organizations subject to certain risk-based capital rules, a supplementary leverage ratio. Although the terms of the Preferred Stock have been established to satisfy the criteria for "tier 1 capital" instruments consistent with Basel III as set forth in the July JFR, it is possible that the Preferred Stock may not satisfy the criteria set forth in future rulemaking or interpretations. As a result, a Regulatory Capital Event could occur whereby City National would have the right, subject to regulatory approval, to redeem the Preferred Stock in accordance with its terms prior to the dividend payment date on November 7, 2023 at a cash redemption price equal to $1,000 per share of Preferred Stock (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to but excluding the redemption date.

The Preferred Stock is equity and is subordinate to our existing and future indebtedness.

              The shares of Preferred Stock are equity interests in City National and do not constitute indebtedness. This means that the depositary shares, which represent proportional fractional interests in the shares of Preferred Stock, will rank junior to all indebtedness and other non-equity claims on City National with respect to assets available to satisfy claims on City National, including in a liquidation of City National. Our existing and future indebtedness may restrict payment of dividends on the Preferred Stock.

              Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board, (2) dividends do not cumulate if they are not declared and (3) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under "Description of Preferred Stock—Voting Rights."

The Preferred Stock may be junior in rights and preferences to our future preferred stock.

              We may in the future create and issue additional shares of preferred stock ranking senior to the Preferred Stock as to dividends and/or distribution of assets upon our liquidation, dissolution or winding up with the requisite consent of the holders of the Preferred Stock and other parity stock entitled to vote thereon. The terms of any of our future preferred stock which by its terms is expressly senior to the Preferred Stock may restrict dividend payments on the Preferred Stock. This could result in dividends on the Preferred Stock not being paid.

Dividends on the Preferred Stock are discretionary and non-cumulative.

              Dividends on the Preferred Stock are discretionary and will not be cumulative. If our board of directors or a duly authorized committee of the board does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board declares a dividend on the Preferred Stock for any future dividend period.

Uncertainty relating to the market's LIBOR setting process and changes thereto may adversely affect the value of the Preferred Stock.

              From November 7, 2023, the dividend rate for the Preferred Stock will be determined based on LIBOR. Beginning in 2008, concerns have been raised that some of the member banks surveyed by the British Bankers' Association (the "BBA"') in connection with the calculation of LIBOR across a range of maturities and currencies may have been under-reporting or otherwise manipulating the inter-bank lending rate applicable to them in order to profit on their derivatives positions or to avoid an appearance of capital insufficiency or adverse reputational or other consequences that may have resulted from reporting inter-bank lending rates differing from those they actually submitted. A number of the BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to alleged manipulation of LIBOR, and investigations were instigated by regulators and governmental authorities in various jurisdictions. If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower (or higher) than it otherwise would have been. Any such manipulation could have occurred over a substantial period of time.

              Following a review of LIBOR conducted at the request of the U.K. Government, on September 28, 2012, Martin Wheatley (Managing Director of the U.K. Financial Services Authority and Chief Executive-designate of the Financial Conduct Authority) published recommendations for reforming the setting and governing of LIBOR (the "Wheatley Review"). The Wheatley Review made a number of recommendations for changes with respect to LIBOR including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate-setting and reduction in the number of currencies and tenors for which LIBOR is published. Based on the Wheatley Review, final rules for the regulation and supervision of LIBOR by the Financial Conduct Authority (the "FCA") were published and came into effect on April 2, 2013 (the "FCA Rules"). In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. On July 9, 2013, it was reported that NYSE Euronext was awarded the contract to administer LIBOR beginning in 2014.

              It is not possible to predict the effect of the FCA Rules, any changes in the methods pursuant to which the LIBOR rates are determined, the administration of LIBOR by NYSE Euronext and any other reforms to LIBOR that will be enacted in the U.K. and elsewhere, which may adversely affect the trading market for LIBOR-based securities. In addition, any changes announced by the FCA, the BBA or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged decrease (or increase) in the reported LIBOR rates. If that were to occur, the level of dividend payments on and the trading value of the Preferred Stock may be adversely affected. Further, uncertainty as to the extent and manner in which the Wheatley Review recommendations will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR-based securities and the value of the Preferred Stock.

The historical levels of three-month LIBOR are not an indication of the future levels of three-month LIBOR.

              In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time following November 7, 2023, and you should not take the historical levels of three-month LIBOR as an indication of its future performance.

Investors should not expect City National to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

              The Preferred Stock is a perpetual equity security. This means that the Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors, including the holders of the depositary shares offered by this prospectus supplement. The Preferred Stock may be redeemed by us at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after November 7, 2023 or (ii) in whole but not in part, at any time within 90 days following a Regulatory Capital Event (as defined herein), in each case at a cash redemption price equal to $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to but excluding the redemption date. In addition, our right to redeem the Preferred Stock is subject to limitations established by the Federal Reserve's risk-based capital guidelines applicable to bank holding companies, and under current regulatory rules and regulations we would need prior regulatory approval to redeem the Preferred Stock. We cannot assure you that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose.

The Preferred Stock may be redeemed at our option, and you may not be able to reinvest the redemption price you receive in a similar security.

              Subject to the approval of the Federal Reserve, at our option, we may redeem the Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after November 7, 2023 or (ii) in whole but not in part, at any time within 90 days following a Regulatory Capital Event (as defined herein). If we redeem the Preferred Stock, you may not be able to reinvest the redemption price you receive in a similar security.

Holders of the Preferred Stock and the depositary shares will have limited voting rights.

              Holders of the Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Preferred Stock will have limited voting rights in the event of non-payments of dividends under certain circumstances, the issuance of capital stock senior to the Preferred Stock, with respect to certain fundamental changes in the terms of the Preferred Stock, and certain other matters or as otherwise required by law, as described under "Description of Preferred Stock—Voting Rights." Holders of depositary shares would instruct the depositary how to vote the shares of Preferred Stock in such circumstances based, in the case of each holder of depositary shares, on the proportional rights in the Preferred Stock represented by such holder's depositary shares.

General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.

              There can be no assurance about the market prices for the depositary shares. Several factors, many of which are beyond our control, will influence the market prices of the depositary shares. Factors that might influence the market prices of the depositary shares include:

  •
  whether we declare or fail to declare dividends on the Preferred Stock from time to time;

  •
  our creditworthiness;

  •
  interest rates;

  •
  developments in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing and developments with respect to financial institutions generally;

  •
  the market for similar securities; and

  •
  economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

              Accordingly, the depositary shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to their purchase price.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the depositary shares and the Preferred Stock, could cause the liquidity or trading price of the depositary shares to decline significantly.

              Real or anticipated changes in the credit ratings assigned to the depositary shares, the Preferred Stock or our credit ratings generally could affect the trading price of the depositary shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Preferred Stock and depositary shares, based on their overall view of our industry. A future downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the depositary shares, the Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the depositary shares to decline significantly. On October 29, 2013, Moody's Investors Service placed the long-term ratings of City National and City National Bank on review for downgrade, indicating that it would be reviewing City National's lower profitability relative to similarly rated peers, and whether this can be offset by better expense management or other characteristics such as a lower risk profile.

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

              We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, our ability to make dividend payments on the Preferred Stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. Various legal limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds or otherwise engage in transactions with us or some of our other subsidiaries.

              In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary's liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the Preferred Stock will be effectively subordinated to all existing and future liabilities of our subsidiaries.

              Under the regulations of the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require City National to commit resources to its subsidiary banks, even when doing so is not otherwise in the interests of City National or its shareholders or creditors.

We cannot assure you that a liquid trading market for the depositary shares will develop.

              The depositary shares are a new issue of securities with no established trading market. We intend to apply to list the depositary shares on the New York Stock Exchange under the symbol "CYNPRD." While we expect trading of the depositary shares on the New York Stock Exchange to begin within a 30-day period after the initial issuance of the depositary shares, there is no guarantee that we will be able to list the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares and such market may not provide sufficient liquidity. Because the depositary shares do not have a stated maturity date, investors seeking liquidity will need to rely on the secondary market. We cannot assure you that a liquid trading market for the depositary shares will develop, that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable. We do not expect that there will be any separate public trading market for the shares of the Preferred Stock except as represented by the depositary shares.

Holders of depositary shares may be unable to use the dividends-received deduction.

              Distributions paid to corporate U.S. holders of the depositary shares out of dividends on the Preferred Stock may be eligible for the dividends-received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Preferred Stock to qualify, in whole or in part, as dividends for U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations." If any distributions on the Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.

Offerings of debt, which are senior to our Preferred Stock upon liquidation, may adversely affect the market price of our depositary shares.

              We may desire or, as a regulated financial institution, be required in the future to increase our capital resources or liquidity through additional offerings of debt or equity securities, including senior or subordinated notes, preferred stock and common stock. Upon liquidation, holders of our debt securities, lenders with respect to other borrowings and holders of any future preferred stock ranking senior to the Preferred Stock will receive distributions of our available assets prior to the holders of our Preferred Stock and depositary shares, and holders of any future preferred stock ranking on parity with the Preferred Stock as to liquidation will share ratably in any distributions upon liquidation, thereby reducing the amounts potentially payable in respect of the Preferred Stock upon liquidation.

Use of Proceeds

              We estimate that the net proceeds of this offering will be approximately $97,475,125 based on the public offering price of $25.00 per depositary share, after deducting underwriting commissions and expenses. We expect to use the net proceeds from the sale of our depositary shares for general corporate purposes, which may include: advances to our subsidiaries to finance their activities, repayment of outstanding indebtedness, and repurchases and redemptions of issued and outstanding securities of City National and its subsidiaries. The precise amounts and timing of our use of the net proceeds will depend upon our and our subsidiaries' funding requirements and the availability of other funds. Pending our use of the net proceeds from this offering as described above, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments.

Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

              The table below sets forth City National's consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods presented. For purposes of computing these ratios, earnings represent income before income taxes, plus fixed charges. Fixed charges include all interest expense and the portion deemed representative of the interest factor of rent expense. These ratios are presented both including and excluding interest on deposits.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Excluding interest on deposits	4.80	6.87	6.35	5.69	3.12	1.15	2.87
Including interest on deposits	4.29	5.53	5.29	3.86	2.26	1.08	1.74

 Capitalization

              The following table sets forth City National's consolidated cash and due from banks and capitalization as of June 30, 2013, on an actual basis and on an adjusted basis giving effect to the net proceeds of $97,475,125 from the depositary shares offered hereby. You should read the following table together with City National's consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2012, and the condensed consolidated financial statements and notes thereto included in City National's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2013
(in thousands)	Actual	As Adjusted
Cash and due from banks	$146,338	$243,813
Indebtedness:
Short-term borrowings	$2,675	$2,675
Long-term debt	706,537	706,537

Total indebtedness	$709,212	$709,212
Shareholders' equity:
Preferred stock	$169,920	$267,395
Common stock	54,274	54,274
Additional paid-in capital	507,560	507,560
Accumulated other comprehensive income	6,585	6,585
Retained earnings	1,831,725	1,831,725
Treasury shares	(25,296)	(25,296)

Total shareholders' equity	$2,544,768	$2,642,243

Total capitalization	$3,253,980	$3,351,455

Description of Preferred Stock

General

              The Preferred Stock is a single series of our authorized preferred stock. We are offering 4,000,000 depositary shares, representing 100,000 shares of the Preferred Stock having a par value of $1.00 and a liquidation preference of $1,000 per share, in the aggregate by this prospectus supplement and the accompanying prospectus. Each depositary share represents a 1/40th interest in a share of the Preferred Stock (equivalent to $25.00 liquidation preference per depositary share). Shares of the Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. The depositary will be the sole holder of shares of the Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Preferred Stock through the depositary, as described in "Description of Depositary Shares" in this prospectus supplement.

              The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of City National. Holders of the Preferred Stock have no preemptive rights. The Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of City National to redeem or repurchase the Preferred Stock.

              We reserve the right to re-open this series and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time without the consent of the holders of the Preferred Stock, provided that such additional shares of Preferred Stock would be treated as fungible with the original shares of Preferred Stock for U.S. federal income tax purposes. The additional shares would form a single series with the shares of Preferred Stock offered by this prospectus supplement.

Ranking

              Shares of the Preferred Stock will rank:

  •
  senior to our junior stock;

  •
  equally with each other series of parity stock, including the Series C Preferred Stock and any other series of preferred stock we may issue in the future; and

  •
  junior to any series of stock we may issue in the future that ranks senior to the Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of City National, and to all of our existing and future debt obligations.

              As used in this prospectus supplement, "junior stock" means our common stock and any other class or series of stock of City National hereafter authorized over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of City National.

              As used in this prospectus supplement, "parity stock" means any other class or series of stock of City National that ranks on parity with the Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of City National. As of the date of this prospectus supplement, there is one other outstanding series of City National preferred stock, as described below under "—Outstanding Series of Preferred Stock."

Dividends

              Dividends on shares of the Preferred Stock will not be mandatory and will not accumulate. Holders of the Preferred Stock will be entitled to receive noncumulative cash dividends only when, as, and if declared by the board of directors of City National or a duly authorized committee of the board, out of funds legally available for payment of dividends, (i) from the date of issuance of the Preferred Stock to, but excluding, November 7, 2023, at an annual rate of 6.750% on the liquidation preference amount of $1,000 per share of Preferred Stock, quarterly in arrears, on February 7, May 7, August 7 and November 7 of each year (each, a "dividend payment date"), beginning on February 7, 2014, and (ii) from, and including, November 7, 2023, at an annual rate equal to three-month LIBOR plus 4.052% on the liquidation preference amount of $1,000 per share of Preferred Stock, quarterly in arrears, on each dividend payment date, beginning on February 7, 2024.

              With respect to any dividend period ending prior to November 7, 2023, City National will calculate any dividends on the Preferred Stock on the basis of a 360-day year of twelve 30-day months. With respect to any dividend period beginning on or after November 7, 2023, City National will calculate any dividends on the Preferred Stock on the basis of a 360-day year and the actual number of days elapsed. City National will pay dividends to the holders of record of shares of the Preferred Stock as they appear on the stock register on each record date, not less than 10 or more than 30 days before the applicable dividend payment date, as shall be fixed by the board of directors of City National or a duly authorized committee of the board. In the event that any dividend payment date on or prior to November 7, 2023 is not a business day, then payment of any dividend payable on such date will be made on the next succeeding business day, and without any interest or other payment in respect of any such postponement. In the event that any dividend payment date after November 7, 2023 is not a business day, then payment of any dividend payable on such date will be made on the next succeeding business day and dividends will accrue to the actual dividend payment date unless that day falls in the next calendar month, in which case the dividend payment date will be the immediately preceding business day. A "business day" means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

              For the purposes of calculating any dividend with respect to any dividend period beginning on or after November 7, 2023:

              "Three-month LIBOR" means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of that dividend period that appears on Reuters LIBOR01 as of 11:00 a.m. (London time) on the LIBOR determination date for that dividend period. If such rate does not appear on Reuters LIBOR01, three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that dividend period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with City National), at approximately 11:00 a.m., London time, on the LIBOR determination date for that dividend period. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that dividend period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that dividend period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent (after consultation with City National), at approximately 11:00 a.m., New York City time, on the LIBOR determination date for that dividend period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that dividend period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, three-month LIBOR for that dividend period will be the same as three-month LIBOR as determined for the previous dividend period or, in the case of the dividend period beginning on November 7, 2023, 0.24%. The determination of three-month LIBOR for each relevant dividend period by the calculation agent will (in the absence of manifest error) be final and binding;

              "Calculation agent" means Computershare Trust or any other successor appointed by City National, acting as calculation agent;

              "LIBOR determination date" means the second London banking day immediately preceding the first day of the relevant dividend period;

              "London banking day" means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London; and

              "Reuters LIBOR01" means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace "Reuters LIBOR01" page on the service or such other service as may be nominated by the administrator of LIBOR at such time for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).

              Dividends on the Preferred Stock will not be cumulative. If a dividend is not declared on the Preferred Stock for any dividend period prior to the related dividend payment date, then no dividend will accrue or accumulate for such dividend period, and City National will have no obligation to pay a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Preferred Stock or any other series of preferred stock or common stock are declared for any future period. References to the "accrual" of dividends in this prospectus supplement refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared. A "dividend period" means the period from, and including, each dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial dividend period, which will be the period from, and including, the date of the issuance of the Preferred Stock to, but excluding, the first dividend payment date.

              If declared for the initial dividend period, dividends on the Preferred Stock will accrue from the original issue date at a rate of 6.750% per year on the liquidation preference amount of $1,000 per share of Preferred Stock.

              Dividends on shares of the Preferred Stock that are redeemed will cease to accrue on the redemption date, as described below under "—Optional Redemption" below, unless City National defaults in the payment of the redemption price of the shares of the Preferred Stock called for redemption.

              So long as any share of the Preferred Stock remains outstanding, unless full dividends on all outstanding shares of the Preferred Stock for the preceding dividend period have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside, City National and its subsidiaries will not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of City National's junior stock, or make any guarantee payment with respect thereto, other than:

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  purchases, redemptions or other acquisitions of shares of junior stock of City National in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

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  purchases of shares of common stock of City National pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

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  as a result of an exchange or conversion of any class or series of City National's junior stock for any other class or series of City National's junior stock;

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  the purchase of fractional interests in shares of City National's junior stock pursuant to the conversion or exchange provisions of such junior stock or the security being converted or exchanged;

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  the purchase of City National's junior stock by an investment banking subsidiary of City National in connection with the distribution thereof; or

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  the purchase of City National's junior stock by any investment banking subsidiary of City National in connection with market-making or other secondary-market activities in the ordinary course of the business of the subsidiary.

              This restriction, however, will not apply to any junior stock dividends paid by City National where the dividend is in the form of junior stock (or the right to buy junior stock). Additionally, this restriction does not prevent City National from issuing preferred stock in the future that by its terms is expressly senior to the Preferred Stock. However, the issuance of senior capital stock of City National is subject to certain limitations, as described below under "—Voting Rights" below.

              Except as provided below, for so long as any share of the Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of the Preferred Stock and any parity stock, all dividends declared upon shares of the Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share of the Preferred Stock, and accrued dividends for the then-current dividend period per share of any parity stock (including, in the case of any such parity securities that bear cumulative dividends, all accrued and unpaid dividends) bear to each other.

              Subject to the conditions described above, and not otherwise, dividends payable in cash, stock, or otherwise, as may be determined by the board of directors of City National, or a duly authorized committee of the board, may be declared and paid on any other class or series of stock from time to time out of any funds legally available for such payment, and the holders of the Preferred Stock will not be entitled to participate in those dividends.

              City National will not pay dividends on the Preferred Stock for any dividend period if payment of dividends for such dividend period would cause City National to fail to comply with any applicable law or regulation (including applicable capital adequacy guidelines).

Optional Redemption

              The Preferred Stock is perpetual and has no maturity date. City National may redeem the Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after November 7, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined below), in each case at a cash redemption price equal to $1,000 per share of Preferred Stock (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date.

              A "Regulatory Capital Event" means the good faith determination by City National that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Preferred Stock, there is more than an insubstantial risk that City National will not be entitled to treat the full liquidation preference amount of $1,000 per share of the Preferred Stock then outstanding as "tier 1 capital" (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of the Preferred Stock is outstanding. "Appropriate federal banking agency" means the "appropriate Federal banking agency" with respect to

City National as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

              Dividends on the shares redeemed will cease to accrue on the redemption date. Redemption of the Preferred Stock is subject to receipt of any required prior concurrence or approval of the Federal Reserve.

              If City National decides to redeem fewer than all of the outstanding shares of the Preferred Stock, the shares of the Preferred Stock to be redeemed will be selected (i) on a pro rata basis, (ii) by lot or (iii) in such other manner as the board of directors of City National or any duly authorized committee of the board of directors may determine, in its sole discretion, to be fair and equitable; provided, however, that if for so long as the Preferred Stock or depositary shares in respect thereof are listed on the New York Stock Exchange, the foregoing clause (iii) shall apply only if such method of selection is not then prohibited by any then applicable rule of the New York Stock Exchange or the New York Stock Exchange consents to or grants a waiver or exemption from such rule.

              If City National redeems shares of the Preferred Stock, City National will provide notice by first class mail to the holders of record of the shares of the Preferred Stock to be redeemed. That notice will be mailed not less than 30 days and not more than 60 days prior to the date fixed for the redemption. Each notice of redemption will include a statement setting forth:

                  (i)    the redemption date;

                  (ii)   the total number of shares of the Preferred Stock to be redeemed and, if less than all the shares of a holder are to be redeemed, the number of shares of the Preferred Stock to be redeemed;

                  (iii)  the redemption price;

                  (iv)  the place or places where the certificates for those shares are to be surrendered for payment of the redemption price, if applicable; and

                  (v)   that dividends on the shares to be redeemed will cease to accrue on the redemption date.

              Notwithstanding the foregoing, if the certificates evidencing the shares of the Preferred Stock are held of record by a depositary and the depositary shares are held of record by DTC or its nominee, City National may give such notice in any manner permitted by DTC.

              If notice of redemption of any shares of Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Notwithstanding the foregoing, any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date.

              Neither the holders of the Preferred Stock nor the holders of the depositary shares have the right to require redemption of the Preferred Stock.

Liquidation Rights

              In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the liquidation date, after satisfaction of liabilities of creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock. Holders of the Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution. In addition, the Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the "orderly liquidation authority" provisions of the Dodd-Frank Act.

              In any such distribution, if the assets of City National are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Preferred Stock and all holders of parity stock as to such distribution with the Preferred Stock, the amounts paid to the holders of Preferred Stock and any parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Preferred Stock and any parity stock, the holders of our junior stock shall be entitled to receive all remaining assets of City National according to their respective rights and preferences.

              For purposes of this section, City National's consolidation or merger with one or more other entities will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

              Because we are a holding company, our rights and the rights of our creditors and our stockholders, including the holders of the Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary's liquidation or recapitalization may be subject to the prior claims of that subsidiary's creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Voting Rights

              Except as provided below, the holders of the Preferred Stock will have no voting rights.

              Right to Elect Two Directors upon Nonpayment.    If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of the Preferred Stock or any other series of preferred stock ranking equally with the Preferred Stock as to payment of dividends and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable (any such series being referred to as "voting parity stock") for six quarterly dividend periods, or their equivalent, whether or not consecutive, the number of directors of City National shall be increased by two at our first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until cumulative dividends payable for all past dividend periods and continuous noncumulative dividends for at least one year on all outstanding shares of preferred stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of shares of the Preferred Stock shall have the right, voting as a class with holders of any other voting parity stock, to elect such two additional members of the board of directors to hold office for a term of one year. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors of City National shall be reduced by two, and such voting right of the holders of shares of preferred stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, or their equivalent, whether or not consecutive, as described above.

              If the holders of the Preferred Stock become entitled to vote for the election of directors, the Preferred Stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of the Preferred Stock may become subject to regulations under the Bank Holding Company Act. For further discussion of the regulations of the Federal Reserve Board, see "Description of Preferred Stock—General" of the accompanying prospectus.

              Other Voting Rights.    So long as any shares of the Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Preferred Stock, voting separately as a class, shall be required to:

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  amend, alter or repeal the provisions of City National's certificate of incorporation (including the certificate of designation creating the Preferred Stock), or City National's bylaws, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights:

  •
  increases in the amount of the authorized common stock or, except as provided below, preferred stock;

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  increases or decreases in the number of shares of any series of preferred stock ranking equally with or junior to the Preferred Stock; or

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  the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock) ranking equally with or junior to the Preferred Stock;

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  amend or alter City National's certificate of incorporation to authorize or increase the authorized amount of or issue shares of any class or series of senior stock, or reclassify any of our authorized capital stock into any such shares of senior stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; or

  •
  consummate a binding share exchange, a reclassification involving the Preferred Stock or a merger or consolidation of us with or into another entity; provided, however, that the holder of Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case:

  •
  the Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent); and

  •
  the Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holder thereof than the powers, preferences and special rights of the Preferred Stock, taken as a whole.

              As used above under "Description of Preferred Stock—Voting Rights", "senior stock" means any other class or series of stock of City National ranking senior to the Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of City National. As of the date of this prospectus supplement, there is no existing senior stock.

              The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed or called for redemption in accordance with the provisions described above upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Preferred Stock to effect such redemption.

Preemptive and Conversion Rights

              The holders of the Preferred Stock do not have any preemptive or conversion rights.

Outstanding Series C Preferred Stock

              City National has authority to issue up to 5,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this prospectus supplement, City National has 175,000 shares of 5.50% Non-Cumulative Perpetual Preferred Stock, Series C (the "Series C Preferred Stock") issued and outstanding. The Series C Preferred Stock is held through 7,000,000 depositary shares each representing a 1/40th ownership interest in a share of the Series C Preferred Stock. The Series C Preferred Stock is parity stock.

              Preferential Rights.    The Series C Preferred Stock ranks senior to City National common stock and will rank equally with the Preferred Stock, as to dividends and distributions upon the liquidation, dissolution or winding up of City National. The Series C Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of City National capital stock. Holders of the Series C Preferred Stock do not have any preemptive rights. City National may generally issue stock with preferences equal with or junior to the Series C Preferred Stock without the consent of the holders of the Series C Preferred Stock.

              Dividends.    Holders of the Series C Preferred Stock are entitled to receive dividends on the Series C Preferred Stock when, as, and if declared by City National's board of directors or a duly authorized committee of the board. If declared, dividends will accrue and be payable at a rate of 5.50% per annum on the liquidation preference amount of $1,000 per share on a non-cumulative basis, payable quarterly, in arrears.

              Voting Rights.    Holders of the Series C Preferred Stock are generally not entitled to voting rights thereon, except with respect to authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the Series C Preferred Stock and in the case of certain dividend non-payments.

              Distributions.    In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series C Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares of junior stock.

              Redemption.    The Series C Preferred Stock is perpetual and has no maturity date. We may redeem the Series C Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after November 13, 2017 at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, or (ii) in whole but not in part, at any time within 90 days following certain regulatory capital treatment events, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends and, without duplication, any accrued and unpaid dividends (whether or not declared) for the then-current dividend period to but excluding the redemption date. The holders of Series C Preferred Stock do not have the right to require the redemption or repurchase of the Series C Preferred Stock.

              The preceding summary of the Series C Preferred Stock is qualified in its entirety by reference to the description of the Series C Preferred Stock contained in the Restated Certificate of Incorporation of City National and the certificate of designations for the Series C Preferred Stock.

Depositary, Transfer Agent and Registrar

              Computershare Trust Company, N.A. will be the depositary, transfer agent and registrar for the Preferred Stock.

Description of Depositary Shares

              We are issuing depositary shares representing proportional fractional interests in shares of the Preferred Stock. Each depositary share represents a 1/40th interest in a share of the Preferred Stock, and will be evidenced by depositary receipts. We will deposit the underlying shares of the Preferred Stock with a depositary pursuant to a deposit agreement among us, Computershare Trust Company N.A., acting as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

              In this prospectus supplement, references to "holders" of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the "Book-Entry Issuance" section of this prospectus supplement.

              Immediately following the issuance of the Preferred Stock, we will deposit the Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in the "Incorporation of Certain Documents by Reference" section of this prospectus supplement.

              If we re-open the series and issue additional shares of Preferred Stock, we would issue additional depositary shares that represent such Preferred Stock, and that are treated as fungible with the original depositary shares for U.S. federal income tax purposes, which we may do without the consent of the holders of depositary shares. The additional depositary shares would form a single series with the depositary shares offered hereby.

Dividends and Other Distributions

              Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Preferred Stock.

              The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of depositary shares relating to the underlying Preferred Stock in proportion to the number of depositary shares held by the holders. If City National makes a distribution other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

              Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Preferred Stock.

              The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

              If we redeem the Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/40th of the redemption price per share payable with respect to the Preferred Stock (or $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends for the then-current period to, but excluding, the applicable redemption date.

              Whenever we redeem shares of Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata, by lot or in such other manner determined by the depositary to be equitable. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares.

Voting the Preferred Stock

              Because each depositary share represents a 1/40th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Preferred Stock are entitled to a vote.

              When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder's depositary shares. To the extent possible, the depositary will vote the amount of the Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will not vote the amount of the Preferred Stock represented by such depositary shares.

Listing

              We intend to apply to list the depositary shares on the New York Stock Exchange under the symbol "CYNPRD." If the application is approved, trading of the depositary shares on the New York Stock Exchange is expected to commence within 30 days after they are first issued.

Depositary, Transfer Agent and Registrar

              Computershare Trust Company, N.A. will be the depositary, transfer agent and registrar for the depositary shares.

Form of Preferred Stock and Depositary Shares

              The depositary shares shall be issued in book-entry form through DTC, as described in "Book-Entry Issuance" in this prospectus supplement. The Preferred Stock will be issued in registered form to the depositary.

 Book-Entry Issuance

              We will issue the depositary shares under a book-entry system in the form of one or more global depositary receipts. We will register the global depositary receipts in the name of CEDE & Co., as a nominee for The Depository Trust Company, New York, New York ("DTC"), or such other name as may be requested by an authorized representative of DTC and deposit the global depositary receipts with the depositary.

              Following the issuance of the depositary shares in book-entry only form, DTC will credit the accounts of its participants with the depositary shares upon our instructions. In order to own a beneficial interest in a depositary receipt, you must be an organization that participates in DTC or have an account with an organization that participates in DTC, including Euroclear and Clearstream. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in U.S. depositaries names on the books of DTC.

              As long as DTC or its nominee is the registered owner of the global depositary receipts, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global depositary receipts and all depositary shares represented by these depositary receipts for all purposes under the instruments governing the rights and obligations of holders of depositary shares. Except in the limited circumstances referred to above, owners of beneficial interests in global depositary receipts:

  •
  Will not be entitled to have such global depositary receipts or the depositary shares represented by these receipts registered in their names;

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  Will not receive or be entitled to receive physical delivery of depositary receipts in exchange for beneficial interests in the global depositary receipts; and

  •
  Will not be considered to be owners or holders of the global depositary receipts or the depositary shares represented by these receipts for any purpose under the instruments governing the rights and obligations of holders of depositary shares.

              Accordingly, each person owning a beneficial interest in the depositary receipts must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its beneficial interest, in order to exercise any rights of a holder of depositary shares.

              As long as the depositary shares are represented by the global depositary receipts, we will pay dividends on the Preferred Stock represented by the depositary shares to or as directed by DTC as the registered holder of the global depositary receipts. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor City National Bank or our agent will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of DTC and its participants.

              If we discontinue the book-entry only form system of registration, we will replace the global depositary receipt with depositary receipts.

              DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC's participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at http://www.dtcc.com and http://www.dtc.org.

              Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream's participants in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

              Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear operator") under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Settlement

              As long as the depositary shares are represented by a global depositary receipt registered in the name of DTC, or its nominee, the depositary shares will trade in the DTC Same-Day Funds Settlement System. DTC requires secondary market trading activity in the depositary shares to settle in immediately available funds. This requirement may affect trading activity in the depositary shares. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the applicable procedures in immediately available funds.

              Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving depositary shares in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Notices

              So long as the global depositary receipts are held on behalf of DTC or any other clearing system, notices to holders of depositary shares represented by a beneficial interest in the global depositary receipts may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

Certain U.S. Federal Income Tax Considerations

              The following is a general discussion of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the depositary shares. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury regulations promulgated under the Code, judicial decisions and administrative rulings and published positions of the United States Internal Revenue Service (the "IRS"), each as in effect as of the date of this prospectus supplement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address any tax consequences arising under any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

              The discussion is limited to taxpayers who will hold the depositary shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and who purchase the depositary shares in the initial offering at the initial offering price. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of depositary shares in light of their particular circumstances and does not apply to taxpayers subject to special rules under the U.S. federal income tax laws, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, dealers in securities, regulated investment companies, real estate investment trusts, "controlled foreign corporations," "passive foreign investment companies," U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that purchase or dispose of depositary shares as part of a wash sale and persons that will hold the depositary shares as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor.

              Beneficial owners of depositary shares will be treated as owners of the underlying Preferred Stock for U.S. federal income tax purposes.

              If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the depositary shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding depositary shares should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of the depositary shares.

              THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES. PROSPECTIVE HOLDERS OF THE DEPOSITARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES.

U.S. Holders

              The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States,

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions

              Distributions with respect to the depositary shares will be taxable as dividend income to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes. If you are a noncorporate U.S. holder, dividends received by you will generally be subject to a reduced maximum tax rate of up to 20% if such dividends constitute "qualified dividend income" for U.S. federal income tax purposes, provided that you hold your depositary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold your depositary shares for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date) and meet other holding period requirements. This rate reduction does not apply to dividends received by a noncorporate U.S. holder that elects to treat such dividends as "investment income", which may be offset against investment expenses. In addition, to the extent a dividend that qualifies for the rate reduction is an "extraordinary dividend" within the meaning of section 1059(c) of the Code, any loss recognized on a subsequent disposition of the depositary shares by the noncorporate U.S.-holder will be treated as long-term capital loss, irrespective of such holder's holding period with respect to such shares. Furthermore, dividends received by noncorporate U.S. holders could be subject to the new 3.8% Medicare tax on net investment income. Noncorporate U.S. holders should consult their own tax advisors on the implications of the foregoing rules in light of their particular circumstances. If you are a U.S. holder taxed as a corporation, except as described in the remainder of this subsection, dividends paid to you would generally be eligible for the 70% dividends-received deduction.

              You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the depositary shares is greater than or equal to the amount of such distribution. However, you would be required to reduce your tax basis (but not below zero) in the depositary shares by the amount of such distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in the depositary shares. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

              A corporate U.S. holder may not be entitled to take the 70% dividends-received deduction in all circumstances and, even if they are so entitled, may be subject to special rules in respect of their ownership of the depositary shares. In addition to other applicable rules, prospective corporate investors in depositary shares should consider the effect of:

  •
  Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate U.S. holder that has incurred indebtedness that is "directly attributable" to an investment in portfolio stock such as depositary shares;

  •
  Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally at least 46 days during the 91-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

  •
  Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any "extraordinary dividend" (as defined below) that is eligible for the dividends-received deduction.

              U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate for qualified dividend income.

              If you are a corporate U.S. holder, you will be required to reduce your tax basis (but not below zero) in the depositary shares by the nontaxed portion of any "extraordinary dividend" if you have not held your depositary shares for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend on the depositary shares generally would be a dividend that:

  •
  equals or exceeds 5% of the corporate U.S. holder's adjusted tax basis in the depositary shares, treating all dividends having ex-dividend dates within an 85-day period as one dividend; or

  •
  exceeds 20% of the corporate U.S. holder's adjusted tax basis in the depositary shares, treating all dividends having ex-dividend dates within a 365-day period as one dividend.

              In determining whether a dividend paid on the depositary shares is an extraordinary dividend, a corporate U.S. holder may elect to substitute the fair market value of the depositary shares for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all shareholders or in partial liquidation of the company, regardless of the stockholder's holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate shareholder's tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

              Corporate U.S. holders should consult their tax advisors with respect to the possible application of the extraordinary dividend provisions of the federal income tax law to their ownership or disposition of the depositary shares in their particular circumstances.

Dispositions

              A U.S. holder will generally recognize capital gain or loss on a sale or exchange or other taxable disposition (other than a redemption) of the depositary shares in an amount equal to the difference, if any, between (a) the amount realized upon the sale or exchange and (b) such U.S. holder's adjusted tax basis in the shares sold or exchanged. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than one year. Furthermore, gains recognized by noncorporate U.S. holders could be subject to the new 3.8% Medicare tax on net investment income. The deductibility of capital losses is subject to significant limitations.

              If we redeem depositary shares held by a U.S. holder, it generally would be a taxable event. A U.S. holder would be treated as if it had sold or exchanged its depositary shares in a taxable transaction if the redemption:

  •
  results in a complete termination of the U.S. holder's stock interest in us;

  •
  is substantially disproportionate with respect to the U.S. holder; or

  •
  is not essentially equivalent to a dividend with respect to the U.S. holder.

              In determining whether any of these tests has been met, shares of stock considered to be owned by a U.S. holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must be taken into account.

              If we redeem depositary shares in a redemption that meets one of the tests described above, a U.S. holder generally would recognize taxable gain or loss equal to the difference, if any, between (a) the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received and (b) such U.S. holder's adjusted tax basis in the depositary shares redeemed. This gain or loss would be long-term capital gain or capital loss if the U.S. holder has held the depositary shares for more than one year.

              If a redemption does not meet any of the tests described above, the U.S. holder generally would be taxed on the cash and fair market value of the property (other than stock of us or a successor to us) received as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce the U.S. holder's tax basis in the depositary shares to zero, and thereafter would be treated as capital gain. If a redemption of the depositary shares is treated as a distribution that is taxable as a dividend, U.S. holders should consult their own tax advisor regarding the allocation of their basis in the redeemed and remaining depositary shares.

Information Reporting and Backup Withholding on U.S. Holders

              Dividend payments or other taxable distributions made to U.S. holders with respect to their depositary shares, as well as the payment of proceeds from the sale or redemption of a U.S. holder's depositary shares that are made within the United States, will generally be subject to information reporting. Additionally, such payments may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

              If a U.S. holder sells its depositary shares outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to such U.S. holder outside the United States, then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a U.S. holder sells its depositary shares through a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge or reason to know that the U.S. holder is a U.S. person.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

              This discussion in this section is addressed to a non-U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder.

Dividends

              Except as described below, dividends (for U.S. federal income tax purposes) paid to a non-U.S. holder in respect of depositary shares generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless such dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States). In order to claim the benefits of an applicable income tax treaty, a non-U.S. holder generally must furnish us or other payor with a properly executed IRS Form W-8BEN prior to the distribution date. Non-U.S. holders eligible for a reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

              Dividends (for U.S. federal income tax purposes) paid to a non-U.S. holder that are effectively connected with such non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States) generally are not subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its "effectively connected earnings and profits" for the taxable year, subject to certain adjustments.

Dispositions

              Subject to the discussion below under "—Information Reporting and Backup Withholding" and "—FATCA Withholding," a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of depositary shares unless:

  •
  the gain is "effectively connected" with the non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

  •
  we are or have been a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes, and certain other conditions are met.

              Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its "effectively connected earnings and profits" for the taxable year, subject to certain adjustments.

              Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder.

              We have not been, are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Information Reporting and Backup Withholding on Non-U.S. Holders

              Generally, we and other payors must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to a non-U.S. holder and the amount of tax, if any, withheld with respect to such dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with such tax authorities.

              U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides us or other payor with a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

              Under U.S. Treasury regulations, the payment of proceeds from the disposition of depositary shares by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder's non-U.S. status or otherwise establishes an exemption. The payment of proceeds from the disposition of depositary shares by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the non-U.S. holder's non-U.S. status or otherwise establishes an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge or reason to know that you are a U.S. person.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Prospective investors should consult their own tax advisors regarding the application of these rules to their particular circumstances.

FATCA Withholding

              A U.S. federal withholding tax of 30% ("FATCA withholding") will be imposed on certain payments made to (1) a "foreign financial institution" (generally, a non-U.S. financial institution, investment fund, or broker) unless the institution complies with an applicable intergovernmental agreement or enters into an agreement with U.S. tax authorities to withhold on certain payments and to collect and provide to U.S. tax authorities substantial information regarding U.S. account holders of the institution (which include certain equity and debt holders of the institution, as well as certain account holders that are foreign entities with U.S. owners), and (2) a "non-financial foreign entity" (generally, a non-U.S. entity that is not a financial institution) unless such entity provides the applicable withholding agent with a certification identifying its direct and indirect U.S. owners. Such payments include dividends paid on the depositary shares and the gross proceeds from a sale or other disposition of the depositary shares. A non-U.S. holder that holds depositary shares through a foreign financial institution may also be subject to FATCA withholding if the foreign financial institution fails to comply with these requirements. FATCA withholding will not apply to dividend payments before July 1, 2014, and will not apply to payments of the gross proceeds from a sale or other disposition of depositary shares before January 1, 2017. In the event of FATCA withholding, the affected non-U.S. holder might, under certain circumstances, be eligible for a refund or credit. Prospective non-U.S. holders should consult with their own tax advisors regarding the possible implications of FATCA withholding on their investment in the depositary shares.

Underwriting (Including Conflicts of Interest)

              Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions of the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of depositary shares listed next to its name below:

Name	Number of Depositary Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,170,000
Goldman, Sachs & Co.	890,000
J.P. Morgan Securities LLC	890,000
Barclays Capital Inc.	650,000
RBC Capital Markets, LLC	400,000

Total	4,000,000

              The underwriters have advised us that they are committed to purchase all the depositary shares offered by us if they purchase any depositary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

              The underwriters are offering the depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the depositary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

              Depositary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any depositary shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.50 per depositary share; provided, however, that such concession for sales to certain institutions will not be in excess of $0.25 per depositary share. Any such securities dealers may resell any depositary shares purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed $0.45 per depositary share. If all the depositary shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

              The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriters to us per depositary share. The following table shows the underwriting discounts and commissions to be paid to the underwriters:

Per Depositary Share(1)	$0.48122
Total	$1,924,875

(1)
Reflects 2,970,000 depositary shares sold to institutional investors, for which the underwriters received an underwriting discount of $0.3750 per share, and 1,030,000 depositary shares sold to retail investors, for which the underwriters received an underwriting discount of $0.7875 per share.

              We expect that delivery of the depositary shares will be made to investors on November     , 2013, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as "T+5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their depositary shares prior to the third business day preceding the date of delivery of the depositary shares referenced above will be required, by virtue of the fact that the preferred stock initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade their shares of preferred stock prior to the third business day preceding the date of delivery of the preferred stock referenced above should consult their advisors.

              We estimate that our total expenses of this offering, including registration, filing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $600,000.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended; or to contribute to payments the underwriters may be required to make in respect of those payments.

              The depositary shares are a new issue of securities, and there is currently no established trading market for the depositary shares. We intend to apply to list the depositary shares on the New York Stock Exchange under the symbol "CYNPRD." If the application is approved, trading of the shares of preferred stock on the New York Stock Exchange is expected to begin within 30 days after the date of initial delivery of the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares before commencement of trading on the New York Stock Exchange. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Even if the depositary shares commence trading on the New York Stock Exchange, we cannot assure you that a liquid trading market for the depositary shares will develop, that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

              We have agreed that, for a period of 30 days after the date of this prospectus supplement and subject to certain exceptions, we will not, directly or indirectly, without the prior written consent of representatives of the underwriters, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of any shares of preferred stock or depositary shares or any securities that are substantially similar to the preferred stock or depositary shares or Preferred Stock, whether owned as of the date hereof or hereafter acquired or with respect to which we have acquired or hereafter acquire the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing (collectively, the "Lock-Up Securities") or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap, agreement or transaction is to be settled by delivery of Lock-Up Securities, in cash or otherwise.

              Until the distribution of the depositary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing depositary shares. The underwriters will be permitted to engage in certain transactions that have the effect of stabilizing the price of the depositary shares, such as purchases that peg, fix or maintain that price. If the underwriters create a short position in the depositary shares in connection with the offering, i.e., if they sell more depositary shares than are set forth on the cover page of the prospectus supplement, the underwriters may reduce that short position by purchasing the depositary shares in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. "Naked" short sales are sales in excess of the underwriters' option to purchase additional depositary shares or, where no such option exists, sales in excess of the number of depositary shares an underwriter has agreed to purchase from the issuer. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor the underwriters will make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Certain of the underwriters and their affiliates have in the past provided to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. From time to time, certain of the underwriters and their affiliates may affect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities including potentially the depositary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

              Our subsidiary, City National Securities, Inc., is a member of the Financial Industry Regulatory Authority ("FINRA") and is participating in the distribution of the depositary shares. The distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm's participation in the distribution of securities of an affiliate. In accordance with Rule 5121, no FINRA member firm may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including City National Securities, Inc. and other affiliates, may use this prospectus supplement and the attached prospectus in connection with offers and sales of the depositary shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

Restrictions on Sales

              Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come to possess this prospectus supplement or the accompanying prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of depositary shares may be made to the public in that Relevant Member State other than:

    A.
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    B.
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

    C.
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of depositary shares shall require City National or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person in a Relevant Member State who initially acquires any depositary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any depositary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the depositary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any depositary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

              City National, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

              This prospectus has been prepared on the basis that any offer of depositary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of depositary shares. Accordingly any person making or intending to make an offer in that Relevant Member State of depositary shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for City National or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither City National nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares in circumstances in which an obligation arises for City National or the underwriters to publish a prospectus for such offer.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order"), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              The depositary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the depositary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this document nor any other offering or marketing material relating to the offering, City National, the depositary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of depositary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of depositary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of depositary shares.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the

DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The depositary shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the depositary shares offered should conduct their own due diligence on the depositary shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

              The depositary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the depositary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

              The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

              This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the depositary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

    (a)
    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

    (b)
    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the depositary shares pursuant to an offer made under Section 275 of the SFA except:

    (a)
    to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

    (b)
    where no consideration is or will be given for the transfer;

    (c)
    where the transfer is by operation of law;

    (d)
    as specified in Section 276(7) of the SFA; or

    (e)
    as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

              The depositary shares may be sold only to purchasers purchasing as principal that are both "accredited investors" as defined in National Instrument 45-106 Prospectus and Registration Exemptions and "permitted clients" as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

Validity of the Securities

              The validity of the Preferred Stock and the depositary shares we are offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriters by Sullivan & Cromwell LLP, Los Angeles, California.

Experts

              The consolidated financial statements of City National Corporation and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

City National Corporation

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Senior Debt Securities
Subordinated Debt Securities
Purchase Contracts
Units
Warrants

        The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

        This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

        These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and may involve investment risks.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled "Risk Factors" beginning on page 3 of this prospectus, in any prospectus supplement relating to an offering of those securities, and in the documents we file with the Securities and Exchange Commission before investing in our securities.

This prospectus is dated October 30, 2013

Prospectus

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

 About This Prospectus

        It is important for you to read and consider all of the information contained in this prospectus before making your investment decision. You also should read and consider the information in the documents we have referred you to in "Where You Can Find More Information" on page 4 of this prospectus.

        We include cross-references in this prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus provides the pages on which these captions are located.

        Unless the context requires otherwise, references to "City National," "we," "our" or "us" in this prospectus refer to City National Corporation, a Delaware corporation.

Forward-looking Statements

        This prospectus includes and incorporates by reference forward-looking statements for which we claim the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. These statements are made based on the beliefs and assumptions of our management, and on information available to management, at the time of the applicable statement. Forward-looking statements are typically identified by words such as "may," "could," "should," "pro forma," "looking forward," "will," "would," "believe," "expect," "hope," "anticipate," "estimate," "intend," "plan," "strive," "hopefully," "try," "assume" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

        A number of factors, many of which are beyond City National's ability to control or predict, could cause future results to differ materially from those contemplated by such forward looking statements. These factors include (1) changes in general economic, political, or industry conditions and the related credit and market conditions and the impact they have on City National and its customers, including

i

changes in consumer spending, borrowing and savings habits, (2) the impact on financial markets and the economy of the level of U.S. and European debt, (3) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System, (4) continued delay in the pace of economic recovery and continued stagnant or decreasing employment levels, (5) the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated or remaining to be promulgated by supervisory and oversight agencies implementing the legislation, taking into account that the precise timing, extent and nature of such rules and regulations and the impact on City National is uncertain, (6) the impact of revised capital requirements under Basel III, (7) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities, (8) volatility in the municipal bond market, (9) changes in the level of nonperforming assets, charge-offs, other real estate owned and provision expense, (10) incorrect assumptions in the value of the loans acquired in FDIC-assisted acquisitions resulting in greater than anticipated losses in the acquired loan portfolios exceeding the losses covered by the loss-sharing agreements with the FDIC, (11) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources, (12) City National's ability to attract new employees and retain and motivate existing employees, (13) increased competition in City National's markets and our ability to increase market share and control expenses, (14) changes in the financial performance and/or condition of City National's customers, or changes in the performance or creditworthiness of our customers' suppliers or other counterparties, which could lead to decreased loan utilization rates, delinquencies or defaults and could negatively affect customers' ability to meet certain credit obligations, (15) a substantial and permanent loss of either client accounts and/or assets under management at City National's investment advisory affiliates or its wealth management division, (16) soundness of other financial institutions which could adversely affect City National, (17) protracted labor disputes in City National's markets, (18) the impact of natural disasters, terrorist activities or international hostilities on the operations of our business or the value of collateral, (19) the effect of acquisitions and integration of acquired businesses and de novo branching efforts, (20) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, (21) the impact of cyber security attacks or other disruptions to City National's information systems and any resulting compromise of data or disruptions in service, and (22) the success of City National at managing the risks involved in the foregoing.

        If one or more of the factors affecting City National's forward-looking statements proves incorrect, the actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements. The effects of the factors described above are difficult to predict. Factors other than those described above also could adversely affect City National, and investors should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time and management cannot assess the impact of any such factor on City National's business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document or the applicable document incorporated by reference and City National undertakes no obligation to update any forward-looking information and statements, whether written or oral, to reflect any change. All forward-looking statements attributable to the Company are expressly qualified by these cautionary statements.

        For a more complete discussion of these risks and uncertainties, see our Annual Report on Form 10-K for the year ended December 31, 2012 and particularly Part I, Item 1A, titled "Risk Factors," and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013 and the other documents incorporated by reference into this prospectus.

ii

Summary

        This summary highlights selected information about City National Corporation and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference, carefully to understand fully the terms of the securities we will offer as well as the other considerations that are important to you in making a decision about whether to invest in such securities. You should pay special attention to any "Risk Factors" section in the applicable prospectus supplement and the "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012, and to our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013 and the other documents incorporated by reference into this prospectus, before you determine whether an investment in such securities is appropriate for you.

City National Corporation

        City National Corporation is a bank holding company and financial holding company incorporated under the laws of the State of Delaware and registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. City National's primary subsidiary is City National Bank. Through City National Bank, City National provides banking, investment and trust services through 77 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta. At June 30, 2013, City National had consolidated total assets of approximately $27.38 billion, total deposits of approximately $23.65 billion, total equity of approximately $2.54 billion, loan and lease balances of approximately $15.82 billion (excluding covered loans) and assets under management or administration (excluding minority-owned asset managers) of $59.76 billion.

        City National common stock is listed on the New York Stock Exchange under the symbol "CYN." As a registered financial holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries.

        Our principal executive offices are located at the following address and may be reached at the following telephone number:

City National Plaza
555 South Flower Street
Los Angeles, California 90071
(213) 673-7700

        For more information on City National and its subsidiaries, see the documents incorporated by reference into this prospectus.

The Securities We May Offer

        We may use this prospectus to offer securities in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

        We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

        This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

        We may sell our common stock, par value $1.00 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

        We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities—Senior Debt Securities and Subordinated Debt Securities

        Our debt securities, including senior debt securities and subordinated debt securities, may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Purchase Contracts

        We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock.

Units

        We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

Warrants

        We may sell warrants to purchase our debt securities, shares of preferred stock, shares of our common stock or units. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

2

 Risk Factors

        We are subject to a number of risks potentially impacting our business, financial condition, results of operations and cash flows. For a detailed description of the potential risks, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013 and the other documents incorporated by reference in this prospectus. You should also review the risk factors that will be set forth in other documents that we file with the SEC after the date of this prospectus. See "Where You Can Find More Information." Additional risk factors may also be set forth in any applicable prospectus supplement.

Consolidated Ratio of Earnings to Fixed Charges and Consolidated Ratio of Earnings to Combined
Fixed Charges and Preferred Stock Dividends

        We will set forth in the applicable prospectus supplement our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends.

Use of Proceeds

        We intend to use the net proceeds from the sales of the securities for general corporate purposes unless otherwise specified in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of securities covered by this prospectus that are sold by any selling security holders.

Certain Tax Considerations

        We will set forth in the applicable prospectus supplement tax considerations for the securities offered thereby.

Plan of Distribution

        We may sell securities to or through underwriters to be designated at various times, and also may sell securities directly to other purchasers or through agents. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  •
  The prospectus supplement for the securities we sell will describe that offering, including:

  •
  the name or names of any underwriters, managing underwriters, dealers or agents;

  •
  the purchase price and the proceeds to us from that sale;

  •
  any underwriting discounts, commissions or agents' fees and other items constituting underwriter's or agent's compensation;

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which the securities may be listed.

Validity of Securities

        The validity of the securities will be passed upon for us by counsel identified in the applicable prospectus supplement. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

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 Experts

        The consolidated financial statements of City National Corporation and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

        This prospectus is part of a registration statement we have filed with the SEC under the Securities Act. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities described in this prospectus. The SEC's rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC's principal office at 100 F Street, N.E., Washington, D.C. 20549.

        In addition, we file annual, quarterly, current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC's web site at http://www.sec.gov. These documents can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. Any information incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus will automatically update and supersede information contained in this prospectus. Our SEC file number is 001-10521.

        We are incorporating by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, except that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including the portions of our Proxy Statement on Schedule 14A, filed on March 5, 2013, incorporated by reference therein);

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013;

  •
  our Current Reports on Forms 8-K and 8-K/A filed on January 28, 2013, April 22, 2013, June 25, 2013 and September 30, 2013; and

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  •
  the description of our common stock, which is registered under Section 12 of the Exchange Act, in our Form 8-A filed with the SEC on April 20, 1990, including any subsequently filed amendments and reports updating such description.

        Upon written or oral request, we will provide—at no cost to the requester—a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may make a request by facsimile to (213) 673-7622, by email to investor_relations@cnb.com, by writing to us at the following address or calling the following telephone number:

City National Corporation
555 South Flower Street, 9th Floor
Los Angeles, California 90071
Attention: Investor Relations
(213) 673-7615

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

        Our principal executive office is located at City National Plaza, 555 South Flower Street, Los Angeles, California 90071 (telephone number (213) 673-7700).

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4,000,000 Depositary Shares

Each Representing a 1/40th
Interest in a Share of 6.750% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series D

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Goldman, Sachs & Co.

J.P. Morgan

Barclays

Co-Manager

RBC Capital Markets

October 31, 2013